Exhibit 99.1

FOR IMMEDIATE RELEASE

January 24, 2018

Columbia Banking System Announces Appointment of Janine Terrano to its Board of Directors

Janine Terrano

TACOMA, Wash., January 24, 2018 — Columbia Banking System, Inc. (NASDAQ: COLB, “Columbia”) announced the appointment of Janine Terrano to the Board of Directors of the company and its wholly owned subsidiary, Columbia Bank, effective January 24, 2018. Ms. Terrano will be a member of the Audit Committee and Enterprise Risk Management Committee.

“We are delighted to welcome Janine to our Board of Directors,” said William Weyerhaeuser, Chairman of the Board of Columbia. “She brings demonstrated board experience as well as expertise in data security and technology, having developed several successful businesses in the technology industry. We look forward to the contribution Janine will make at Columbia Bank.”

Janine Terrano has extensive business leadership expertise and experience building companies in the technology sector. Ms. Terrano founded Business Internet Services in 1996 and grew the organization to serve the web application development needs of large commercial and government clients. In 1999, Ms. Terrano launched Topia Technology, Inc.. Topia’s patented solutions securely manage the movement of data between disparate platforms, components and devices, allowing commercial and government clients to connect new technologies to complex legacy systems.

Ms. Terrano is a resident of Tacoma, Washington and attended Carroll College, University of Washington and University of Oklahoma. She currently serves on the Boards of MultiCare Health Systems, Geneva Foundation and Tacoma Art Museum. Ms. Terrano is a TEDx speaker and was the recipient of the 2013 University of Washington Tacoma Small Business Leader award.

About Columbia

Headquartered in Tacoma, Washington, Columbia Banking System, Inc. (NASDAQ: COLB) is the holding company of Columbia Bank, a Washington state-chartered full-service commercial bank with locations throughout Washington, Oregon and Idaho. For the eleventh consecutive year, the bank was named in 2017 as one of Puget Sound Business Journal’s “Washington’s Best Workplaces.” Columbia ranked 11th on the 2018 Forbes list of best banks. More information about Columbia can be found on its website at www.columbiabank.com.

Investor Relations Contact:

InvestorRelations@columbiabank.com

(253) 305-1921

Media Contact:

Moira Conlon

Financial Profiles, Inc.

(310) 622-8220